Exhibit 99.1

News Release

Investor Contact:	Don Washington	EnPro Industries
	Director, Investor Relations and	5605 Carnegie Boulevard
	Corporate Communications	Charlotte, North Carolina 28209-4674
Phone: 704-731-1500
Phone:	704-731-1527	Fax: 704-731-1511
www.enproindustries.com
Email:	don.washington@enproindustries.com

EnPro Industries Reports Results for the

Third Quarter of 2012

•	Segment profit margin improved to 12.9% in the third quarter of 2012 from 11.8% in the third quarter of 2011

•	Sales declined by 5% organically from the third quarter of 2011 as demand fell below the levels of a year ago

•	EPS of $0.53 in the third quarter compares to $0.66 in the third quarter of 2011 while adjusted EPS increased to $0.81 from $0.76

•	GST reported a 17% increase in EBITDA-A to $13.3 million on flat third-party sales of $52.6 million

CHARLOTTE, N.C., November 2, 2012 — EnPro Industries (NYSE: NPO) today reported that its segment profit and segment profit margin increased in the third quarter of 2012 from the levels reported in the third quarter of 2011, despite a decline in sales. Segment profit in the third quarter of 2012 was $37.5 million, a 6% increase over the third quarter of 2011, and the segment profit margin reached 12.9% compared to 11.8% a year ago.

Sales in the third quarter of 2012 were $291.7 million, or about 3% below the third quarter of 2011, when sales were $300.8 million. Excluding the effect of foreign currency translation and acquisitions, sales declined by 5% from the third quarter of 2011 as demand slowed in all of the company’s operating segments. Unfavorable foreign exchange rates reduced sales by about 3% while acquisitions added about 5%.

The company reported net income of $11.3 million, or $0.53 a share, in the third quarter of 2012 compared to net income of $14.2 million, or $0.66 a share, in the third quarter of 2011. However, before selected items, including interest due to Garlock Sealing Technologies LLC (GST), a deconsolidated subsidiary, and restructuring costs, the company’s net income improved to $17.2 million, or $0.81 a share, from $16.5 million, or $0.76 a share.

A table attached to this press release shows the effect of selected items on net income and earnings per share in the third quarters and first nine months of 2012 and 2011. All per share amounts in this release are stated on a diluted basis.

Earnings before interest, income taxes, depreciation and amortization and other selected items (EBITDA) were $44.5 million in the third quarter of 2012, or 15.3% of sales. EBITDA in the third quarter of 2012 was a 5% improvement over the third quarter of 2011, when EBITDA was $42.5 million, or 14.1% of sales.

GST and its subsidiaries were deconsolidated effective June 5, 2010, when they entered a process to reach a permanent resolution of all current and future asbestos claims. GST and its subsidiaries reported third party sales of $52.6 million in the third quarter of 2012 and earnings before interest, income taxes, depreciation, amortization and asbestos-related costs (EBITDA-A) of $13.3 million, or 25.3% of sales, from $11.4 million. Operating income at GST improved to $11.9 million, or 22.6% of sales, from $9.3 million or 17.7% of sales a year ago.

“Our third quarter results show the benefits of careful actions we have taken in recent months to align our costs with the weakened conditions that have arisen in our markets,” said Steve Macadam, president and chief executive officer of EnPro. “Although we remain concerned about the direction of our markets and general macro-economic trends, especially in Europe, we are confident that the systems and strategies we have in place give us the flexibility to operate effectively in an uncertain environment.”

Nine Month Results

Net income for the first nine months of the year was $35.3 million, or $1.64 a share, compared to $41.6 million, or $1.92 a share, in the first nine months of 2011. Before selected items, net income in the first nine months of 2012 was $53.4 million, or $2.48 a share, compared to $53.9 million, or $2.49 a share, in the first nine months of 2011.

Sales for the first nine months of 2012 were $904.9 million, an 8% increase over the first nine months of 2011, when they were $834.1 million. Excluding the effect of foreign currency translation and acquisitions, sales increased by 2% over the first nine months of 2011, reflecting modestly higher activity in the company’s Sealing Products and Engine Products and Services segments, partially offset by reduced activity in the Engineered Products segment.

EBITDA for the first nine months of 2012 was $134.0 million, a 6% increase over the first nine months of 2011 when EBITDA was $126.8 million.

Sealing Products Segment

($ Millions)	Quarter Ended		Change	Nine Months Ended
	9/30/2012	9/30/2011		9/30/2012	9/30/2011	Change
Sales	$152.4	$144.3	6%	$467.0	$395.6	18%
EBITDA	$31.6	$28.3	12%	$90.8	$82.2	10%
EBITDA Margin	20.7%	19.6%		19.4%	20.8%	4%
Segment Profit	$23.6	$22.5	5%	$68.9	$66.3
Segment Margin	15.5%	15.6%		14.8%	16.8%

Sales in the Sealing Products segment grew by 6% over the third quarter of 2011. Growth was supported by acquisitions completed since the beginning of the third quarter of 2011, which added about 11% to sales. The acquired businesses, Tara Technologies and Motorwheel, recorded sales of $15.7 million in the quarter. However, their contribution was partially offset by the effects of unfavorable foreign exchange rates and weaker market conditions. Excluding acquisitions and the effect of foreign exchange, sales in the segment were 2% below the third quarter of 2011 as activity declined in European markets and in North American heavy-duty truck markets.

The segment’s profits improved by 5% from the third quarter of 2011. Profits benefited from lower costs and the contribution of Motorwheel, but those factors were partially offset by lower volumes, a less profitable product mix and unfavorable foreign exchange rates. Excluding acquisitions and foreign exchange, segment profit declined 3%. Segment profit margins of 15.5% were about the same as the third quarter of 2011, when they were 15.6%.

For the first nine months of the year, segment sales improved by 18% from the first nine months of 2011, primarily as a result of the contribution of acquisitions. Excluding the effects of acquisitions and foreign exchange, sales increased by 2% from the first nine months of 2011.

Segment profits increased about 4% during the first nine months of 2012 as the contribution of acquisitions helped offset weak market conditions. Excluding foreign exchange and acquisitions, segment profits decreased by 6%. Profit margins declined to 14.8% from 16.8% as acquisitions increased sales in original equipment markets, which are generally less profitable than the aftermarket.

Engineered Products Segment

	Quarter Ended		Change	Nine Months Ended
($ Millions)	9/30/2012	9/30/2011		9/30/2012	9/30/2011	Change
Sales	$87.1	$98.2	-11%	$282.8	$294.6	-4%
EBITDA	$8.9	$11.8	-25%	$35.6	$41.5	-14%
EBITDA Margin	10.2%	12.0%		12.6%	14.1%
Segment Profit	$3.5	$6.4	-45%	$19.3	$26.1	-26%
Segment Margin	4.0%	6.5%		6.8%	8.9%

Engineered Products segment sales decreased by 11% compared to the third quarter of 2011, reflecting unfavorable foreign currency translation, weaker demand in the segment’s European automotive, industrial and refining markets and continued weakness in its Canadian natural gas markets. Those factors reduced sales by almost equal amounts and were partially offset by a small contribution from the acquisition of PI Bearing Technologies, which closed in the third quarter of 2011. Excluding the effects of foreign exchange translation and the PI Bearing acquisition, sales declined 6% from the level reported in the third quarter of 2011.

Segment profits also decreased as declining volumes, higher restructuring expenses and the effect of foreign exchange more than offset the benefits of price increases. Excluding foreign exchange, the PI Bearing acquisition and restructuring, segment profit declined by 25%. Restructuring expenses totaled about $0.9 million in the quarter and were primarily related to winding down GGB’s fluid film bearing product line and severance costs at GGB’s operations in France. As a result of lower volumes and increased restructuring costs, segment margins declined to 4.0% from 6.5%.

For the first nine months of 2012, sales in the segment decreased by 4% from sales reported in the first nine months of 2011, reflecting unfavorable foreign currency translation and reduced activity levels in the segment’s markets. Excluding the effect of foreign exchange and a modest contribution by acquisitions, sales declined by 2%.

Segment profits were 26% below the first nine months of 2011, with foreign exchange and restructuring expenses contributing significantly to the reduction. Excluding foreign exchange, acquisitions and restructuring, segment profits were down 12%. Segment margins were 6.8% in the first nine months compared to 8.9% in the first nine months of 2011. The decline in margin reflects the effects of lower volumes at Compressor Products International and restructuring charges as the businesses in the segment make significant adjustments to their cost structures in order to improve their opportunity for profitability in the current environment. Excluding restructuring charges, segment profit margins were 7.5% in the first nine months of 2012.

Engine Products and Services Segment

	Quarter Ended		Change	Nine Months Ended
($ Millions)	9/30/2012	9/30/2011		9/30/2012	9/30/2011	Change
Sales	$53.1	$58.8	-10%	$157.2	$145.5	8%
EBITDA	$11.1	$7.5	48%	$32.2	$26.2	23%
EBITDA Margin	20.9%	12.8%		20.5%	18.0%
Segment Profit	$10.4	$6.5	60%	$30.0	$23.3	29%
Segment Margin	19.6%	11.1%		19.1%	16.0%

Sales in the Engine Products and Services segment decreased by 10% over the third quarter of 2011 when the segment recorded higher revenues from new engines. Although six engines were shipped in each quarter, revenue for four of the engines shipped in the third quarter of 2012 was recognized over the past 12 months under percentage of completion accounting, the use of which began in the third quarter of 2011 for new engine programs. Revenues for two engines shipped in the third quarter of 2012 and all engines shipped in the third quarter of 2011 were accounted for under the completed contract method. Aftermarket parts and service sales increased over the third quarter of 2011 as a result of higher demand from the U.S. Navy.

Segment profits improved from the third quarter of 2011 and segment profit margins increased to 19.6% from 11.1%. The improvement in segment profits and profit margins reflects a more profitable product mix as engine revenues decreased and aftermarket sales increased, and the net effect of unusual items in third quarter of 2011. The net effect of a warranty expense, an estimated loss on an engine contract and other items reduced segment profit by $2.1 million a year ago.

For the first nine months of the year, increases in parts and services sales and engine revenues drove sales growth of 8%. Segment profit and profit margins improved, reflecting increased sales volume in 2012 and the net effect of the unusual items on profits and profit margins in 2011.

Garlock Sealing Technologies

	Quarter Ended			Nine Months Ended
($ Millions)	9/30/2012	9/30/2011	Change	9/30/2012	9/30/2011	Change
Third Party Sales	$52.6	$52.6	—	$167.1	$160.3	4%
EBITDA-A	$13.3	$11.4	17%	$41.3	$37.7	10%
EBITDA Margin	25.3%	21.7%		24.7%	23.5%
Operating Profit	$11.9	$9.3	28%	$36.9	$33.5	10%
Operating Profit Margin	22.6%	17.7%		22.1%	20.9%
Adjusted Net Income	$8.8	$5.5	60%	$25.2	$21.4	18%

Third party sales at the deconsolidated operations of GST and its subsidiaries were unchanged from the third quarter of 2011, reflecting stable activity in GST’s markets, which are primarily in North America. Cost reductions and improved prices for its products helped GST improve operating profits and profit margins over the third quarter of 2011.

In the first nine months of 2012, increased activity in North American industrial markets and better pricing for its products benefited both GST’s sales and operating profit.

Cash Flows

EnPro’s cash balance stood at $42.1 million at September 30, 2012. For the first nine months of the year, operating activities provided cash of $52.3 million compared to $32.6 million in the first nine months of 2011. The change reflects lower working capital needs in 2012 as well as a decrease in cash tax payments. The company’s long term debt, excluding notes payable to GST, was $219.3 million in the third quarter of 2012 compared to $150.2 million at the end of 2011. The increase primarily reflects borrowings of $85.0 million against the company’s revolving credit facility to complete the Motorwheel acquisition in the second quarter of 2012. The outstanding balance of borrowings against the credit facility stood at $70.0 million at the end of September. The company believes operating cash flows will be sufficient to fund working capital and anticipated capital expenditures for the remainder of 2012.

GST finished the first nine months of 2012 with a cash balance of $143.8 million dollars, compared with $126.3 million at the end of 2011.

Outlook

“We expect the conditions that characterize most of our markets to continue to affect our results in the fourth quarter of 2012,” Macadam said. “Levels of demand are likely to remain low in the quarter, especially in Europe where conditions are weaker than they were a year ago. Our North American markets are somewhat healthier, but current indications are that any increase in activity compared to last year’s fourth quarter is likely to be very modest at best.”

Macadam said the company continues to expect completed acquisitions to increase sales for the full year of 2012 by about 8% over 2011. However, he noted that because of declining volumes, EnPro may not report meaningful organic sales growth for the year. Although the effect of weaker markets will be mitigated somewhat by the benefits of lower material costs, pricing discipline and other initiatives included in company’s enterprise excellence programs, Macadam noted that lower volumes and increased restructuring costs are likely to reduce the total 2012 segment profit margin in comparison to the margin reported in 2011.

Conference Call and Webcast Information

EnPro will hold a conference call today, November 2, at 10:00 a.m. Eastern Time to discuss third quarter 2012 results. Investors who wish to participate in the call should dial 1-800-851-4704 approximately 10 minutes before the call begins and provide conference id number 46973364. A live audio webcast of the call and accompanying slide presentation will be accessible from the company’s website, http://www.enproindustries.com. To access the presentation, log on to the webcast by clicking the link on the company’s home page.

Deconsolidation of Garlock Sealing Technologies LLC

Results for the third quarters and first nine months of 2012 and 2011 reflect the deconsolidation of Garlock Sealing Technologies LLC (GST) and its subsidiaries, effective June 5, 2010, when GST filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code to begin a process in pursuit of an efficient and permanent resolution to all current and future asbestos claims against it. Deconsolidation is required by generally accepted accounting principles. To aid in comparisons of year-over-year data, the company has attached a schedule to this press release showing key operating measures for both EnPro and GST on a pro forma basis.

Non-GAAP Financial Information

This press release contains financial measures that have not been prepared in accordance with GAAP. They include income before asbestos-related expenses and other selected items, EBITDAA, EBITDA and related per share amounts. Tables showing the effect of these non-GAAP financial measures for third quarters and first nine months of 2012 and 2011 are attached to the release.

Forward-Looking Statements

Statements in this press release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They involve a number of risks and uncertainties that may cause actual events and results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to: general economic conditions in the markets served by our businesses, some of which are cyclical and experience periodic downturns; prices and availability of raw materials; and the amount of any payments required to satisfy contingent liabilities related to discontinued operations of our predecessors, including liabilities for certain products, environmental matters, guaranteed debt payments, employee benefit obligations and other matters. In addition, adverse developments could arise in regard to voluntary petitions filed by certain of our subsidiaries in U.S. Bankruptcy Court to establish a trust that would resolve all current and future asbestos claims. Our filings with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2011 and Form 10-Q for the quarter ended June 30, 2012, describe these and other risks and uncertainties in more detail. We do not undertake to update any forward-looking statement made in this press release to reflect any change in management’s expectations or any change in the assumptions or circumstances on which such statements are based.

About EnPro Industries

EnPro Industries, Inc. is a leader in sealing products, metal polymer and filament wound bearings, components and service for reciprocating compressors, diesel and dual-fuel engines and other engineered products for use in critical applications by industries worldwide. For more information about EnPro, visit the company’s website at http://www.enproindustries.com.

EnPro Industries, Inc.

Consolidated Statements of Operations (Unaudited)

For the Quarters and Nine Months Ended September 30, 2012 and 2011

(Stated in Millions of Dollars, Except Per Share Data)

	Quarters Ended		Nine Months Ended
	September 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
Net sales	$291.7	$300.8	$904.9	$834.1
Cost of sales	192.9	204.0	595.9	544.0

Gross profit	98.8	96.8	309.0	290.1

Operating expenses:
Selling, general and administrative expenses	68.8	66.8	218.1	200.3
Other operating expenses	1.2	0.4	3.5	0.9

Total operating expenses	70.0	67.2	221.6	201.2

Operating income	28.8	29.6	87.4	88.9

Interest expense	(10.9)	(10.2)	(32.5)	(30.1)
Interest income	—	0.3	0.2	1.1
Other income (expenses)	(0.5)	2.9	(1.0)	2.9

Income before income taxes	17.4	22.6	54.1	62.8
Income tax expense	(6.1)	(8.4)	(18.8)	(21.2)

Net income	$11.3	$14.2	$35.3	$41.6

Basic earnings per share	$0.54	$0.70	$1.71	$2.03

Average common shares outstanding (millions)	20.7	20.5	20.6	20.5

Diluted earnings per share	$0.53	$0.66	$1.64	$1.92

Average common shares outstanding (millions)	21.3	21.6	21.5	21.7

EnPro Industries, Inc.

Consolidated Statements of Cash Flows (Unaudited)

For the Nine Months Ended September 30, 2012 and 2011

(Stated in Millions of Dollars)

	2012	2011
Operating activities
Net income	$35.3	$41.6
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	21.0	18.1
Amortization	19.6	16.3
Accretion of debt discount	5.1	4.7
Deferred income taxes	3.5	(11.5)
Stock-based compensation	4.6	3.8
Change in assets and liabilities, net of effects of acquisitions of businesses:
Accounts receivable	(12.5)	(33.2)
Inventories	(14.2)	(21.0)
Accounts payable	(7.6)	(2.1)
Other current assets and liabilities	3.2	20.4
Other non-current assets and liabilities	(5.7)	(4.5)

Net cash provided by operating activities	52.3	32.6

Investing activities
Purchases of property, plant and equipment	(20.4)	(17.0)
Acquisitions, net of cash acquired	(85.3)	(228.2)
Other	0.1	1.6

Net cash used in investing activities	(105.6)	(243.6)

Financing activities
Repayments of short-term borrowings	(0.5)	(12.5)
Proceeds from debt	226.4	48.5
Repayments of debt	(162.2)	(20.9)
Other	0.2	(0.9)

Net cash provided by financing activities	63.9	14.2

Effect of exchange rate changes on cash and cash equivalents	0.8	0.5

Net increase (decrease) in cash and cash equivalents	11.4	(196.3)
Cash and cash equivalents at beginning of period	30.7	219.2

Cash and cash equivalents at end of period	$42.1	$22.9

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$20.6	$18.8
Income taxes	$15.3	$32.6

EnPro Industries, Inc.

Consolidated Balance Sheets (Unaudited)

As of September 30, 2012 and December 31, 2011

(Stated in Millions of Dollars)

	September 30, 2012	December 31, 2011
Current assets
Cash and cash equivalents	$42.1	$30.7
Accounts receivable	214.4	195.3
Inventories	131.8	112.6
Other current assets	46.7	44.1

Total current assets	435.0	382.7

Property, plant and equipment	176.7	164.2
Goodwill	220.1	201.2
Other intangible assets	228.6	195.7
Investment in GST	236.9	236.9
Other assets	74.4	71.4

Total assets	$1,371.7	$1,252.1

Current liabilities
Short-term borrowings from GST	$10.0	$9.9
Notes payable to GST	10.7	10.2
Current maturities of long-term debt	1.0	1.6
Accounts payable	80.6	83.9
Accrued expenses	121.3	119.5

Total current liabilities	223.6	225.1

Long-term debt	218.3	148.6
Notes payable to GST	237.4	227.2
Pension liability	104.1	108.7
Other liabilities	48.6	48.4

Total liabilities	832.0	758.0

Shareholders' equity
Common stock	0.2	0.2
Additional paid-in capital	423.0	418.1
Retained earnings	140.2	104.9
Accumulated other comprehensive loss	(22.3)	(27.7)
Common stock held in treasury, at cost	(1.4)	(1.4)

Total shareholders' equity	539.7	494.1

Total liabilities and shareholders' equity	$1,371.7	$1,252.1

EnPro Industries, Inc.

Segment Information (Unaudited)

For the Quarters and Nine Months Ended September 30, 2012 and 2011

(Stated in Millions of Dollars)

Sales

	Quarters Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Sealing Products	$152.4	$144.3	$467.0	$395.6
Engineered Products	87.1	98.2	282.8	294.6
Engine Products and Services	53.1	58.8	157.2	145.5

	292.6	301.3	907.0	835.7
Less intersegment sales	(0.9)	(0.5)	(2.1)	(1.6)

	$291.7	$300.8	$904.9	$834.1

Segment Profit

	Quarters Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Sealing Products	$23.6	$22.5	$68.9	$66.3
Engineered Products	3.5	6.4	19.3	26.1
Engine Products and Services	10.4	6.5	30.0	23.3

	$37.5	$35.4	$118.2	$115.7

Segment Margin

	Quarters Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Sealing Products	15.5%	15.6%	14.8%	16.8%
Engineered Products	4.0%	6.5%	6.8%	8.9%
Engine Products and Services	19.6%	11.1%	19.1%	16.0%

	12.9%	11.8%	13.1%	13.9%

Reconciliation of Segment Profit to Net Income

	Quarters Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Segment profit	$37.5	$35.4	$118.2	$115.7
Corporate expenses	(6.9)	(4.3)	(25.1)	(22.2)
Interest expense, net	(10.9)	(9.9)	(32.3)	(29.0)
Other income (expense), net	(2.3)	1.4	(6.7)	(1.7)

Income before income taxes	17.4	22.6	54.1	62.8
Income tax expense	(6.1)	(8.4)	(18.8)	(21.2)

Net income	$11.3	$14.2	$35.3	$41.6

Segment profit is total segment revenue reduced by operating expenses and restructuring and other costs identifiable with the segment. Corporate expenses include general corporate administrative costs. Expenses not directly attributable to the segments, corporate expenses, net interest expense, gains/losses related to the sale of assets, impairments and income taxes are not included in the computation of segment profit. The accounting policies of the reportable segments are the same as those for the Company.

EnPro Industries, Inc.

Reconciliation of Income Before Selected Items to Net Income (Unaudited)

For the Quarters and Nine Months Ended September 30, 2012 and 2011

(Stated in Millions of Dollars, Except Per Share Data)

	Quarters Ended September 30,
	2012		2011
	$	Per share	$	Per share
Income before selected items	$17.2	$0.81	$16.5	$0.76
Adjustments (net of tax):
Restructuring costs	(0.7)	(0.03)	(0.2)	(0.01)
Fair value adjustment to acquisition date inventory	0.1	—	—	—
Interest expense and royalties with GST	(4.6)	(0.21)	(4.3)	(0.20)
Other	(0.4)	(0.02)	1.6	0.08
Tax accrual adjustments	(0.3)	(0.02)	0.6	0.03

Impact	(5.9)	(0.28)	(2.3)	(0.10)

Net income	$11.3	$0.53	$14.2	$0.66

	Nine Months Ended September 30,
	2012		2011
	$	Per share	$	Per share
Income before selected items	$53.4	$2.48	$53.9	$2.49
Adjustments (net of tax):
Restructuring costs	(1.9)	(0.09)	(0.3)	(0.02)
Fair value adjustment to acquisition date inventory	(0.8)	(0.04)	(1.2)	(0.05)
Interest expense and royalties with GST	(13.7)	(0.64)	(12.9)	(0.60)
Other	(0.9)	(0.04)	1.5	0.07
Tax accrual adjustments	(0.8)	(0.03)	0.6	0.03

Impact	(18.1)	(0.84)	(12.3)	(0.57)

Net income	$35.3	$1.64	$41.6	$1.92

Management of the Company believes that it would be helpful to the readers of the financial statements to understand the impact of certain selected items on the Company’s reported net income and earnings per share, including items that may recur from time to time. This presentation enables readers to better compare EnPro Industries, Inc. to other diversified industrial manufacturing companies that do not incur the sporadic impact of restructuring activities or other selected items. Management acknowledges that there are many items that impact a company’s reported results and this list is not intended to present all items that may have impacted these results.

The amounts above, which may be considered non-GAAP financial measures, are shown on an after-tax basis and have been calculated by applying a 37.5% assumed effective tax rate to the pre-tax amount. The interest expense with GST is included in interest expense, the fair value adjustment to acquisition date inventory is included in cost of sales and the restructuring costs and other are included as part of other operating expense and other expense. Per share amounts were calculated by dividing by the weighted-average shares of diluted common stock outstanding during the periods.

EnPro Industries, Inc.

Reconciliation of EBITDA to Segment Profit (Unaudited)

For the Quarters and Nine Months Ended September 30, 2012 and 2011

(Stated in Millions of Dollars)

	Quarter Ended September 30, 2012
	Sealing Products	Engineered Products	Engine Prods. and Services	Total Segments
Earnings before interest, income taxes, depreciation and amortization (EBITDA)	$31.6	$8.9	$11.1	$51.6

Deduct depreciation and amortization expense	(8.0)	(5.4)	(0.7)	(14.1)

Segment profit	$23.6	$3.5	$10.4	$37.5

EBITDA margin	20.7%	10.2%	20.9%	17.7%

	Quarter Ended September 30, 2011
	Sealing Products	Engineered Products	Engine Prods. and Services	Total Segments
Earnings before interest, income taxes, depreciation and amortization (EBITDA)	$28.3	$11.8	$7.5	$47.6

Deduct depreciation and amortization expense	(5.8)	(5.4)	(1.0)	(12.2)

Segment profit	$22.5	$6.4	$6.5	$35.4

EBITDA margin	19.6%	12.0%	12.8%	15.8%

	Nine Months Ended September 30, 2012
	Sealing Products	Engineered Products	Engine Prods. and Services	Total Segments
Earnings before interest, income taxes, depreciation and amortization (EBITDA)	$90.8	$35.6	$32.2	$158.6

Deduct depreciation and amortization expense	(21.9)	(16.3)	(2.2)	(40.4)

Segment profit	$68.9	$19.3	$30.0	$118.2

EBITDA margin	19.4%	12.6%	20.5%	17.5%

	Nine Months Ended September 30, 2011
	Sealing Products	Engineered Products	Engine Prods. and Services	Total Segments
Earnings before interest, income taxes, depreciation and amortization (EBITDA)	$82.2	$41.5	$26.2	$149.9

Deduct depreciation and amortization expense	(15.9)	(15.4)	(2.9)	(34.2)

Segment profit	$66.3	$26.1	$23.3	$115.7

EBITDA margin	20.8%	14.1%	18.0%	18.0%

For a reconciliation of segment profit to net income, please refer to the Segment Information (Unaudited) schedule.

EnPro Industries, Inc.

Reconciliation of EBITDA to Net Income (Unaudited)

For the Quarters and Nine Months Ended September 30, 2012 and 2011

(Stated in Millions of Dollars)

	Quarters Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Earnings before interest, income taxes, depreciation, amortization, and other selected items (EBITDA)	$44.5	$42.5	$134.0	$126.8

Adjustments:

Interest expense, net	(10.9)	(9.9)	(32.3)	(29.0)

Income tax expense	(6.1)	(8.4)	(18.8)	(21.2)

Depreciation and amortization expense	(14.3)	(12.3)	(40.7)	(34.4)

Restructuring costs	(1.0)	(0.3)	(3.0)	(0.4)

Fair value adjustment to acquisition date inventory	0.2	—	(1.2)	(1.9)

Other	(1.1)	2.6	(2.7)	1.7

Impact	(33.2)	(28.3)	(98.7)	(85.2)

Net income	$11.3	$14.2	$35.3	$41.6

EnPro Industries, Inc.

Selected Results Reflecting Deconsolidation of GST (Unaudited)

(Stated in Millions of Dollars)

	Quarter Ended September 30, 2012		Quarter Ended September 30, 2011
	EnPro	GST	EnPro	GST
Adjusted net sales *	$286.2	$52.6	$295.3	$52.6

Segment profit/operating profit	$37.5	$11.9	$35.4	$9.3

EBITDA	$44.5	$13.3	$42.5	$11.4

Income before selected items	$17.2	$8.8	$16.5	$5.5

	Nine Months Ended September 30, 2012		Nine Months Ended September 30, 2011
	EnPro	GST	EnPro	GST
Adjusted net sales *	$887.3	$167.1	$815.4	$160.3

Segment profit/operating profit	$118.2	$36.9	$115.7	$33.5

EBITDA	$134.0	$41.3	$126.8	$37.7

Income before selected items	$53.4	$25.2	$53.9	$21.4

*	Adjusted net sales reflect third party sales only, which differ from the sales reported on the accompanying consolidated statements of operations which include intercompany sales from EnPro to GST.